Exhibit 99.1

          Pediatrix Lowers 2004 Quarterly EPS Guidance; Board Increases
                     Share Repurchase Program by $50 Million

           FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 28, 2004--Pediatrix Medical Group, Inc. (NYSE:PDX) today revised its previously issued earnings guidance for the three months ending September 30, 2004 and the three months ending December 31, 2004. This revision is the result of lower-than-anticipated revenues principally attributable to a payor-mix shift from commercial to government payors that occurred during the month of August 2004.
           Separately, the Board of Directors of Pediatrix authorized a $50 million increase to its existing share repurchase program.
           For the 2004 third quarter, Pediatrix now expects earnings per share of $1.04 to $1.06. Pediatrix also expects earnings per share of $1.02 to $1.04 for the 2004 fourth quarter. The fourth quarter guidance considers the seasonal impact of traditionally lower patient volume, includes estimates for contributions from acquisitions expected to be completed during the remainder of this year, and assumes that the payor mix remains at current levels. Pediatrix's previous guidance was for earnings per share of $1.11 to $1.13 for each of the 2004 third and fourth quarters.
           For all of 2004, Pediatrix expects earnings per share to be in a range of $3.90 to $3.94, up by 14 to 15 percent from 2003.
           Pediatrix expects that same-unit revenue for the 2004 third quarter will be slightly negative when compared against the 2003 third quarter due to the shift in payor mix. However, Pediatrix expects same-unit patient volume growth at neonatal intensive care units
(NICUs) staffed by its physicians to be within its historical range of 3 to 5 percent for the 2004 third quarter when compared with the same period of 2003.
           Cash flow from operations is expected to exceed $120 million for all of 2004.
           Including today's announcement to increase the existing share repurchase program Pediatrix's Board of Directors has authorized the repurchase of up to $100 million of its common stock since early
August 2004. Pediatrix has completed $7 million of that repurchase to date, leaving the Company with the authorization to acquire up to an additional $93 million of its common stock. The share repurchase program allows the Company to make open market purchases from time to time based on general economic and market conditions. Pediatrix has not included any possible impact of this share repurchase program in its current earnings guidance.
           Pediatrix expects to report complete financial results for the three months ending September 30, 2004, on November 4, 2004. These final results are subject to completion of the quarter and customary financial closing and review procedures.

           Investor Conference Call

           Pediatrix Medical Group, Inc. will host an investor conference call at 9 a.m. Eastern Time tomorrow, September 29, 2004, to discuss the revised earnings guidance. The conference call webcast may be accessed from the Company's Website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 12:30 p.m. EDT, September 29, 2004, through midnight EDT October 6, 2004 by dialing 800-475-6701, access code 749165. The replay will also be available at http://www.pediatrix.com.

           About Pediatrix

           Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where
Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 725 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

           Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.
Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled
"Risk Factors."

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com